Exhibit 99.1

BTCS Adds Kusama to its Blockchain Infrastructure Operations

Silver Spring, MD – (Globe Newswire – January 24, 2022) – BTCS Inc. (NASDAQ: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company, announced the ongoing expansion of its blockchain infrastructure operations with the addition of Kusama (“KSM”), a $1.5 billion scalable multichain network founded in 2016 by Polkadot (“DOT”) founder, co-founder, & former CTO of Ethereum (“ETH”), Dr. Gavin Wood.

KSM is built from the teams at Web3 Foundation and Parity Technologies. KSM’s primary use case is to facilitate testing of new code and features within an experimental development environment for teams that want to move fast exclusively on KSM or join KSM as temporary preparation grounds before deployment onto DOT. “This flexibility is what allows for rapid development and innovation.” mentioned Charles Allen, Chief Executive Officer of BTCS, Allen continued “with over $6.4 million of cash on hand the recent pullback in the overall crypto market has created an optimal opportunity to further expand our blockchain infrastructure operations.”

Kusama Transaction Speed and Use Cases

The KSM network can process up to 1,000 transactions per second (“TPS”), which is 200x greater than the average speed of Bitcoin’s 5 TPS. Additionally, KSM has modified governance parameters that enable quicker upgrades, which are 4x faster than Polkadot.

Some of the applications that have been launched on KSM as of today include, DeFi, smart contracts, gaming, robotics, NFTs, metaverse(s), Internet of Things (IoT), and Decentralized Autonomous Organizations (DAOs).

Kusama’s Consensus Algorithm

KSM uses a variant of Proof of Stake (“PoS”) called Nominated Proof of Stake (“NPoS”). This means validators can be nominated by independent reviewers (who are KSM token holders) called nominators. In addition to generating revenue by being a KSM validator, BTCS set up the technical work to integrate KSM into the Company’s planned, upcoming staking-as-a-service feature once its launched.

“In the case of BTCS, we’ve set up our KSM validator node, have bonded 4,206 KSM tokens, valued at approximately $800,000 and are now generating revenue from that node. On top of that, the technical work has been completed to allow KSM to be integrated into our staking-as-a-service offering once launched,” added Mr. Allen.

Validating vs Staking

The process of blockchain validation, as in the above example with the Kusama node, includes special intellectual property (IP), technical know-how, and regular maintenance to ensure efficiency. Users who stake, as described below, leverage validator nodes and pay a fee to stake their crypto. BTCS’s Kusama validator node is now ready to be deployed as part of our Staking-as-a-Service offering once launched. Staking, on the other hand, implies a general, more passive activity that generates rewards net of validator fees. Staking doesn’t require the same extent of technicality, node operation, node maintenance, and IP that is expended for validation.

Simply put, staking allows users to generate an annual percentage yield (“APY”) on their staked assets whereas validator node operators charge a fee on users’ staked asset rewards in addition to earning an APY on bonded or staked crypto. As such, the highly-scalable nature of running validator nodes is the premise behind BTCS’ Staking-as-a-Service platform.

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystem, and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively processing and validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform, which it plans to integrate with its Data Analytics Dashboard, now in beta release. BTCS’ proprietary digital asset data analytics platform currently supports six exchanges and over 800 digital assets, and the Company plans to further broaden its suite of performance-tracking tools, add additional centralized and decentralized exchanges, as well as wallets, and stake pool monitoring. The Company’s digital asset treasury strategy, with a primary focus on disruptive non-security protocol layer assets, is a core component of its business model and supports BTCS’ expanding operations. For more information visit: www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding our belief regarding our opportunity to further expand our blockchain infrastructure operations. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation the rewards and costs associated with validating transactions on Kusama’s blockchain, continued drop in crypto prices, significant decrease in value of our digital assets and rewards while locked up, loss or theft of the private withdrawal keys resulting in the complete loss of digital assets and reward, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2020. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

Phone: (407) 491-4498

dave@redchip.com

Public Relations:

Mercy Chikowore

m.chikowore@btcs.com